Exhibit 14.1
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information dated December 31, 2001 of Federated Kaufmann Fund (one of the portfolios comprising Federated Equity Funds) and to the use of our report dated December 10, 2001 with respect to the financial statements and financial highlights of Federated Kaufmann Fund included in the Annual Report dated October 31, 2001; and to the incorporation by reference of such Statement of Additional Information and Annual Report in the Statement of Additional Information included in this Registration Statement on Form N-14 (File No. 2-91090) of Federated Equity Funds.

  /s/ Ernst & Young LLP

Boston, Massachusetts
January 23, 2002